Exhibit 23



          Consent of Independent Registered Public Accounting Firm



To the Finance Committee of the
CNF Inc. Board of Directors:

We consent to the incorporation by reference in the registration statements (Nos. 333-92399 and 333-102749 on Form S-8) of CNF Inc. of our report dated June 17, 2005, with respect to the statements of net assets available for benefits of the Menlo Worldwide Forwarding Savings Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and the related supplemental schedule as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Menlo Worldwide Forwarding Savings Plan.




                                                  /s/ KPMG LLP
                                                  --------------------------
                                                  KPMG LLP

Portland, Oregon
June 23, 2005